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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              (Amendment No. 2 ) *

                             Micron Technology, Inc.
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                                     Common
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    595112103
                  --------------------------------------------
                                 (CUSIP Number)

                                February 28, 2005
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

            [X] Rule 13d-1(b)

            [_] Rule 13d-1(c)

            [_] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the ACT but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.            595112103
--------------------------------------------------------------------------------
           1. Names of Reporting Persons.    Brandes Investment Partners, L.P.
              I.R.S. Identification Nos. of above persons (entities only). 33-0704072
--------------------------------------------------------------------------------

           2. Check the Appropriate Box if a Member of a Group (See
              Instructions)

              (a)[_]

              (b)[_]
--------------------------------------------------------------------------------

           3. SEC Use Only
--------------------------------------------------------------------------------

           4. Citizenship or Place of Organization       Delaware
--------------------------------------------------------------------------------
Number of              5.  Sole Voting Power
Shares Bene-           ---------------------------------------------------------
ficially owned         6.  Shared Voting Power           50,925,672
by Each                ---------------------------------------------------------
Reporting              7.  Sole Dispositive Power
Person With:           ---------------------------------------------------------
                       8. Shared Dispositive Power       63,886,621
--------------------------------------------------------------------------------

           9. Aggregate Amount Beneficially Owned by Each Reporting Person 63,886,621

          10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [_]

          11. Percent of Class Represented by Amount in Row (9)         10.4%

--------------------------------------------------------------------------------
          12. Type of Reporting Person (See Instructions) IA, PN
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------

CUSIP No.            595112103
--------------------------------------------------------------------------------
           1. Names of Reporting Persons. Brandes Investment Partners, Inc. I.R.S. Identification Nos. of above persons (entities only). 33-0090873
--------------------------------------------------------------------------------

           2. Check the Appropriate Box if a Member of a Group (See
              Instructions)

              (a)[_]

              (b)[_]
--------------------------------------------------------------------------------
           3. SEC Use Only
--------------------------------------------------------------------------------
           4. Citizenship or Place of Organization   California
--------------------------------------------------------------------------------
Number of              5.  Sole Voting Power
Shares Bene-           ---------------------------------------------------------
ficially owned         6.  Shared Voting Power            50,925,672
by Each                ---------------------------------------------------------
Reporting              7.  Sole Dispositive Power
Person With:           ---------------------------------------------------------
                       8. Shared Dispositive Power        63,886,621

           9. Aggregate Amount Beneficially Owned by Each Reporting Person

                        63,886,621 shares are deemed to be beneficially owned by Brandes Investment Partners, Inc., as a control person of the investment adviser. Brandes Investment Partners, Inc. disclaims any direct ownership of the shares reported in this Schedule 13G, except for an amount that is substantially less than one per cent of the number of shares reported herein.


          10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [_]

          11. Percent of Class Represented by Amount in Row (9)           10.4%
--------------------------------------------------------------------------------
          12. Type of Reporting Person (See Instructions) CO, OO (Control
              Person)
--------------------------------------------------------------------------------

CUSIP No.            595112103
--------------------------------------------------------------------------------
           1. Names of Reporting Persons.     Brandes Worldwide Holdings, L.P.
              I.R.S. Identification Nos. of above persons (entities only). 33-0836630
--------------------------------------------------------------------------------
           2. Check the Appropriate Box if a Member of a Group (See
              Instructions)

               (a)[_]

               (b)[_]
--------------------------------------------------------------------------------
           3. SEC Use Only
--------------------------------------------------------------------------------
           4. Citizenship or Place of Organization   Delaware
--------------------------------------------------------------------------------
Number of              5.  Sole Voting Power
Shares Bene-           ---------------------------------------------------------
ficially owned         6.  Shared Voting Power           50,925,672
by Each                ---------------------------------------------------------
Reporting              7.  Sole Dispositive Power
Person With:           ---------------------------------------------------------
                       8. Shared Dispositive Power       63,886,621
--------------------------------------------------------------------------------
           9. Aggregate Amount Beneficially Owned by Each Reporting Person

                                   63,886,621 shares are deemed to be
                                   beneficially owned by Brandes Worldwide
                                   Holdings, L.P., as a control person of the investment adviser. Brandes Worldwide Holdings, L.P. disclaims any direct ownership of the shares reported in this Schedule 13G.

          10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [_]

          11. Percent of Class Represented by Amount in Row (9)         10.4%
--------------------------------------------------------------------------------
          12. Type of Reporting Person (See Instructions) PN, OO (Control
              Person)
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------

CUSIP No.            595112103
--------------------------------------------------------------------------------

           1. Names of Reporting Persons.                   Charles H. Brandes
              I.R.S. Identification Nos. of above persons (entities only).
--------------------------------------------------------------------------------
           2. Check the Appropriate Box if a Member of a Group (See
              Instructions)

               (a)[_]

               (b)[_]
--------------------------------------------------------------------------------
           3. SEC Use Only
--------------------------------------------------------------------------------
           4. Citizenship or Place of Organization USA
--------------------------------------------------------------------------------
Number of              5.  Sole Voting Power
Shares Bene-           ---------------------------------------------------------
ficially owned         6.  Shared Voting Power           50,925,672
by Each                ---------------------------------------------------------
Reporting              7.  Sole Dispositive Power
Person With:           ---------------------------------------------------------
                       8.  Shared Dispositive Power      63,886,621
--------------------------------------------------------------------------------

           9. Aggregate Amount Beneficially Owned by Each Reporting Person

                                  63,886,621 shares are deemed to be
                                  beneficially owned by Charles H. Brandes, a control person of the investment adviser. Mr. Brandes disclaims any direct ownership of the shares reported in this Schedule 13G, except for an amount that is substantially less than one per cent of the number of shares reported herein.

          10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [_]

          11. Percent of Class Represented by Amount in Row (9)         10.4%
--------------------------------------------------------------------------------
          12. Type of Reporting Person (See Instructions) IN, OO (Control
              Person)
--------------------------------------------------------------------------------

CUSIP No.            595112103
--------------------------------------------------------------------------------
           1. Names of Reporting Persons.              Glenn R. Carlson
              I.R.S. Identification Nos. of above persons (entities only).
--------------------------------------------------------------------------------
           2. Check the Appropriate Box if a Member of a Group (See
              Instructions)

               (a)[_]

               (b)[_]
--------------------------------------------------------------------------------
           3. SEC Use Only
--------------------------------------------------------------------------------
           4. Citizenship or Place of Organization USA
--------------------------------------------------------------------------------
Number of              5.  Sole Voting Power
Shares Bene-           ---------------------------------------------------------
ficially owned         6.  Shared Voting Power           50,925,672
by Each                ---------------------------------------------------------
Reporting              7.  Sole Dispositive Power
Person With:           ---------------------------------------------------------
                       8. Shared Dispositive Power       63,886,621
--------------------------------------------------------------------------------

           9. Aggregate Amount Beneficially Owned by Each Reporting Person

                                 63,886,621 shares are deemed to be
                                 beneficially owned by Glenn R. Carlson, a control person of the investment adviser. Mr. Carlson disclaims any direct ownership of the shares reported in this Schedule 13G, except for an amount that is substantially less than one per cent of the number of shares reported herein.

          10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [_]

          11. Percent of Class Represented by Amount in Row (9)         10.4%
--------------------------------------------------------------------------------
          12. Type of Reporting Person (See Instructions) IN, OO (Control
              Person)
--------------------------------------------------------------------------------

CUSIP No.            595112103
--------------------------------------------------------------------------------
           1. Names of Reporting Persons.               Jeffrey A. Busby
              I.R.S. Identification Nos. of above persons (entities only).
--------------------------------------------------------------------------------
           2. Check the Appropriate Box if a Member of a Group (See
              Instructions)

               (a)[_]

               (b)[_]
--------------------------------------------------------------------------------
           3. SEC Use Only
--------------------------------------------------------------------------------
           4. Citizenship or Place of Organization USA
--------------------------------------------------------------------------------
Number of              5.  Sole Voting Power
Shares Bene-           ---------------------------------------------------------
ficially owned         6.  Shared Voting Power           50,925,672
by Each                ---------------------------------------------------------
Reporting              7.  Sole Dispositive Power
Person With:           ---------------------------------------------------------
                       8. Shared Dispositive Power       63,886,621
--------------------------------------------------------------------------------
           9. Aggregate Amount Beneficially Owned by Each Reporting Person

                                   63,886,621 shares are deemed to be
                                   beneficially owned by Jeffrey A. Busby, a control person of the investment adviser. Mr. Busby disclaims any direct ownership of the shares reported in this Schedule 13G, except for an amount that is substantially less than one per cent of the number of shares reported herein.

          10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [_]

          11. Percent of Class Represented by Amount in Row (9)         10.4%
--------------------------------------------------------------------------------
          12. Type of Reporting Person (See Instructions) IN, OO (Control
              Person)
--------------------------------------------------------------------------------




--------------------------------------------------------------------------------

Item 1(a)     Name of Issuer:

              Micron Technology, Inc.


Item 1(b)     Address of Issuer's Principal Executive Offices:

              8000 South Federal Way, P.O. Box 6, Boise, ID 83707-0006



Item 2(a)     Name of Person Filing:

              (i) Brandes Investment Partners, L.P.

             (ii) Brandes Investment Partners, Inc.

            (iii) Brandes Worldwide Holdings, L.P.

             (iv) Charles H. Brandes

              (v) Glenn R. Carlson

             (vi) Jeffrey A. Busby



Item 2(b)     Address of Principal Business office or, if None, Residence:

              (i) 11988 El Camino Real, Suite 500, San Diego, CA  92130

             (ii) 11988 El Camino Real, Suite 500, San Diego, CA  92130

            (iii) 11988 El Camino Real, Suite 500, San Diego, CA  92130

             (iv) 11988 El Camino Real, Suite 500, San Diego, CA  92130

              (v) 11988 El Camino Real, Suite 500, San Diego, CA  92130

              (vi)11988 El Camino Real, Suite 500, San Diego, CA  92130



Item 2(c)     Citizenship

              (i) Delaware

             (ii) California

            (iii) Delaware

             (iv) USA

              (v) USA

             (vi) USA

Item  2(d) Title of Class Securities:

              Common


Item  2(e) CUSIP Number:

              595112103


Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

            (a)   [_] Broker or dealer registered under section 15 of the Act
                      (15 U.S.C. 78o).

            (b)   [_] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                      78c).

            (c)   [_] Insurance company as defined in section 3(a)(19) of the
                      Act (15 U.S.C. 78c).

            (d)   [_] Investment company registered under section 8 of the
                      Investment Company Act (15 U.S.C. 80a-8).

            (e)   [_] An investment adviser in accordance with ss.
                      240.13d-1(b)(1)(ii)(E).

            (f)   [_] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(ii)(F).

            (g)   [_] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G).

            (h)   [_] A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813).

            (i)   [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

            (j)   |X| Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

              This statement is filed by Brandes Investment Partners, L.P., an investment adviser registered under the Investment Advisers Act of 1940, its control persons and its holding company. (See, also, Exhibit A.)


Item 4.       Ownership:

              (a) Amount Beneficially Owned:                         63,886,621
                                                                     ----------

              (b) Percent of Class:                                        10.4%
                                                                     ----------

              (c) Number of shares as to which the joint filers have:

                  (i)   sole power to vote or to direct the vote:             0
                                                                     ----------

                  (ii)  shared power to vote or to direct the vote:
                                                                     50,925,672
                                                                     ----------

                  (iii) sole power to dispose or to direct the disposition of:

                                                                              0
                                                                     ----------

                  (iv)  shared power to dispose or to direct the disposition of:

                                                                     63,886,621
                                                                     ----------

Item 5.       Ownership of Five Percent or Less of a Class.

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following [_]. N/A



Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

                                       N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                                       N/A

Item 8.       Identification and Classification of Members of the Group.

                                  See Exhibit A

Item 9.       Notice of Dissolution of Group.

                                       N/A

Item 10.      Certification:

              (a) The following certification shall be included if the statement is filed pursuant to ss. 240.13d-1(b):

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  March 10, 2005               BRANDES INVESTMENT PARTNERS, L.P.


                                    By: /s/ Adelaide Pund
                                        -------------------------------------
                                        Adelaide Pund as Attorney-In-Fact for
                                        Charles H. Brandes, President of
                                        Brandes Investment Partners, Inc.,
                                        its General Partner


                                    BRANDES INVESTMENT PARTNERS, INC.

                                    By: /s/ Adelaide Pund
                                        -------------------------------------
                                        Adelaide Pund as Attorney-In-Fact for
                                        Charles H. Brandes, President


                                    BRANDES WORLDWIDE HOLDINGS, L.P.

                                    By: /s/ Adelaide Pund
                                        -------------------------------------
                                        Adelaide Pund as Attorney-In-Fact for
                                        Charles H. Brandes, President of
                                        Brandes Investment Partners, Inc.,
                                        its General Partner


                                    By: /s/ Adelaide Pund
                                        -------------------------------------
                                        Adelaide Pund as Attorney-In-Fact for
                                        Charles H. Brandes, Control Person


                                    By: /s/ Adelaide Pund
                                        -------------------------------------
                                        Adelaide Pund as Attorney-In-Fact for
                                        Glenn R. Carlson, Control Person


                                    By: /s/ Adelaide Pund
                                        -------------------------------------
                                        Adelaide Pund as Attorney-In-Fact for
                                        Jeffrey A. Busby, Control Person

                                    EXHIBITS

Exhibit A is incorporated by reference to Exhibit A of Schedule 13G for 3Com Corporation filed February 14, 2005.

Exhibit B is incorporated by reference to Exhibit B of Schedule 13G for 3Com Corporation filed February 14, 2005.

Exhibit C is incorporated by reference to Exhibit C of Schedule 13G for 3Com Corporation filed February 14, 2005.

Exhibit D is incorporated by reference to Exhibit D of Schedule 13G for 3Com Corporation filed February 14, 2005.